EXHIBIT 21.1
Subsidiaries of Spirit AeroSystems Holdings, Inc. — Delaware
Spirit AeroSystems, Inc. — Delaware
Spirit AeroSystems Finance, Inc. — Delaware

Subsidiary of Spirit AeroSystems, Inc.
Spirit AeroSystems International Holdings, Inc. — Delaware

Subsidiary of Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems (Europe) Limited — United Kingdom
Spirit AeroSystems, GmbH — Germany